Exhibit 99.1

ITT REPORTS THIRD QUARTER 2026 EPS OF $1.38
AND ADJUSTED EPS OF $2.26

RAISING FULL-YEAR GUIDANCE ACROSS ALL KEY METRICS
▪Orders increased 58%, 20% organic, driven by the SPX FLOW acquisition, and strength in aerospace and defense, flow projects and biopharma, respectively
▪Revenue grew 44% to $1.4 billion, 8% organic, led by SPX FLOW and strong performance in connectors and pump projects
▪Operating margin of 15.7% and adjusted operating margin of 21.0%
▪Full-year EPS expected to be $4.65 to $4.73; adjusted EPS guidance raised to $8.54 to $8.62

STAMFORD, Conn., November 4, 2026 – ITT Inc. (NYSE: ITT) today reported financial results for the third quarter ended October 3, 2026. Revenue increased 44% to $1.4 billion versus prior year with SPX FLOW contributing 35 points of growth. Organic revenue increased 8%, led by strength across Connect & Control Technologies (CCT) aerospace and defense connectors, as well as continued momentum in pump projects and valves within Flow Technologies (FT).
Third quarter operating income increased 26% to $227 million, driven by operational performance from the legacy business and contributions from SPX FLOW, partially offset by acquisition-related costs. Adjusted operating income increased 55% year-over-year, reflecting the benefits of SPX FLOW as well as incremental volume, pricing and productivity actions across the portfolio, which more than offset higher material and labor costs. Operating margin decreased 230 basis points to 15.7% compared to the prior year, reflecting acquisition-related intangible amortization and costs. Adjusted operating margin increased 140 basis points to 21.0%, led by robust growth and operational performance throughout the businesses.
EPS decreased 15% to $1.38 due to acquisition-related costs. Adjusted EPS increased 20% to $2.26, reflecting strong segment operating income driven by commercial momentum and strong execution, along with contributions from SPX FLOW, which more than offset higher interest expense, weighted-average share count and effective tax rate associated with the acquisition.
Net cash from operating activities for the third quarter increased $139 million, or 80% year-over-year, to $313 million. Free cash flow for the quarter increased 87%, primarily reflecting strong quarterly operating performance and the acquisition of SPX FLOW, partially offset by higher interest.

Table 1. Third Quarter Performance

	Q3 2026	Q3 2025	Change
Revenue	$1,440.6	$999.1	44.2%
Organic Growth			7.6%
Operating Income	$226.8	$179.8	26.1%
Operating Margin	15.7%	18.0%	(230)	bps
Adjusted Operating Income	$303.1	$195.8	54.8%
Adjusted Operating Margin	21.0%	19.6%	140	bps
Earnings Per Share	$1.38	$1.62	(14.8)%
Adjusted Earnings Per Share	$2.26	$1.89	19.6%
Net Cash from Operating Activities	$312.5	$174.0	79.6%
Free Cash Flow	$288.4	$154.2	87.0%
Note: all results unaudited; dollars in millions except for per share amounts
Management Commentary
“ITTers around the world delivered yet another strong quarter as they executed relentlessly across the business. Our teams continue to win in the market, whilst our acquisitions are enhancing the strength of our portfolio and compounding ITT's long-term value creation. At SPX FLOW, we are executing with discipline and speed, delivering high-single-digit growth and capturing cost synergies ahead of schedule. We are unlocking revenue synergies as we leverage our expanded capabilities, global reach and customer relationships. And with a healthy backlog and orders momentum, we are well-positioned to continue driving growth and margin expansion next year whilst building an even stronger ITT,” said ITT’s Chief Executive Officer and President Luca Savi.
Table 2. Third Quarter Segment Results

	Revenue			Operating Income			Operating Margin
	Q3 2026	Reported Change	Organic Growth	Q3 2026	Reported Change	Adjusted Change	Q3 2026	Reported Change	Adjusted Change
Flow Technologies	$764.3	99.1%	6.0%	$104.7	27.5%	96.1%	13.7%	(770) bps	(40) bps
Motion Technologies	363.7	2.3%	1.8%	75.0	7.4%	6.0%	20.6%	100 bps	70 bps
Connect & Control Technologies	313.9	21.1%	18.6%	64.3	39.2%	26.8%	20.5%	270 bps	100 bps
Note: all results unaudited; excludes intercompany eliminations and other of $1.3; comparisons to Q3 2025
Flow Technologies revenue increased $380 million compared to the prior year, including the contribution of SPX FLOW. Organic revenue increased 6%, led by continued strength in energy and biopharma. Operating income increased $23 million, or 28% as a result of solid execution across the portfolio and the inclusion of SPX FLOW results. Adjusted operating income increased $84 million, or 96%, reflecting the contribution of SPX FLOW, higher volume and the benefits of pricing actions. Operating margin of 13.7% decreased 770 bps, primarily due to SPX FLOW acquisition-related impacts, while adjusted operating margin decreased 40 bps and improved 100 bps sequentially.
Motion Technologies revenue increased $8 million versus the prior year, driven by growth in Friction and strength in KONI defense. Operating income increased $5 million, primarily due to higher net productivity and volume, leading to operating margin increasing 100 bps to 20.6%, while adjusted operating margin improved by 70 bps to 21.0%.
Connect & Control Technologies revenue increased $55 million year-over-year, reflecting pricing actions, wins in defense, industrial connectors and aerospace components. Operating income increased $18 million, primarily due to benefits from pricing, volume and net productivity, partially offset by higher strategic investments. Operating margin improved 270 bps to 20.5%, while adjusted operating margin increased 100 bps to 22.0%.
Leadership Appointment
ITT today announced an update to its leadership structure, reinforcing the company’s focus on driving value through differentiation in execution and innovation. Davide Barbon, currently Senior Vice President and President, Motion Technologies, will assume leadership of the Connect & Control Technologies segment, effective immediately.
“Davide is a proven leader and disciplined operator with a strong track record of delivering results,” said Savi. “Since taking over Motion Technologies, he has built a culture of continuous improvement that has enabled the business to continuously and consistently outperform its markets through share gains, operational excellence and productivity. Bringing our highest growth potential business with the highest margin potential under Davide’s purview creates an opportunity to accelerate performance within CCT.”
Under the new leadership structure, Motion Technologies and Connect & Control Technologies will remain distinct reportable segments, and ITT will continue to report their financial results separately.
Quarterly Dividend
The company announced today a quarterly dividend of $0.386 per share on its outstanding common stock. ITT’s Board of Directors approved the cash dividend for the fourth quarter of 2026, which will be payable on Thursday, December 31, 2026 to shareholders of record as of the close of business on Friday, December 4, 2026.
2026 Guidance
Based on strong commercial and operational performance year-to-date, the company now expects organic revenue growth of 7% to 9% and total revenue growth of 41% to 43%. Operating margin is now expected to finish the year between 13.3% and 14.1%, with adjusted operating margin of 20.2% to 21.0%, an increase of 80 to 160 bps versus prior year. EPS is expected to be $4.65 to $4.73, with adjusted EPS of $8.54 to $8.62, representing growth of 19% to 20% for the full year. The company expects free cash flow to be between $600 million and $620 million, translating to a free cash flow margin of ~11% for the full year.
It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2026 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth, adjusted operating margin and the adjusted effective tax rate to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly we have not provided reconciliations for these forward-looking non-GAAP financial measures.
Investor Conference Call Details
ITT’s management will host a conference call for investors on Thursday, November 5, 2026 at 8:30 a.m. Eastern Time. The briefing can be accessed live via a webcast which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available beginning two hours after the presentation concludes. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Contact
Carleen Salvage
+1 914-304-1630
carleen.salvage@itt.com

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results, the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.
We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “guidance,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.
Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.
Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:
•our ability to integrate the operations of SPX FLOW in a successful manner and within the expected time period;
•the possibility that any of the anticipated benefits and projected synergies of the acquisition of SPX FLOW will not be realized or will not be realized on the anticipated terms within the expected time period;
•uncertain global economic and capital markets conditions, which have been influenced by heightened geopolitical tensions, including conflicts in the Middle East involving Iran, inflation, changes in monetary policies, the threat of a possible regional or global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
•the imposition of new or increased tariffs by the U.S. government, particularly those targeting imports from specific countries, and the potential for retaliatory trade measures by affected countries, which could disrupt global supply chains, increase costs and reduce customer demand;
•fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
•fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
•volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
•impacts and risk of liabilities from recent mergers, acquisitions, or venture investments, and past divestitures and spin-offs;
•our inability to hire or retain key personnel;
•failure to compete successfully and innovate in our markets;
•failure to manage the distribution of products and services effectively;
•failure to protect our intellectual property rights or violations of the intellectual property rights of others;
•the extent to which there are quality problems with respect to manufacturing processes or finished goods;
•the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems;
•loss of or decrease in sales from our most significant customers;
•risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
•fluctuations in demand or customers’ levels of capital investment, maintenance expenditures, production, and market cyclicality;
•the risk of material business interruptions, particularly at our manufacturing facilities;
•risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
•fluctuations in our effective tax rate, including as a result of changing tax laws and other possible tax reform legislation in the U.S. and other jurisdictions;
•changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
•failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions; and
•risk of product liability claims and litigation.

More information on factors that could cause actual results or events to differ materially from those anticipated is included in our Annual Report on Form 10-K for the year ended December 31, 2025 (particularly under the caption "Risk Factors"), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.
The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	October 3, 2026	September 27, 2025
Revenue	$1,440.6	$999.1
Cost of revenue	890.2	640.4
Gross profit	550.4	358.7
General and administrative expenses	139.0	89.6
Sales and marketing expenses	88.4	51.8
Research and development expenses	35.0	26.4
Intangible amortization expenses	61.2	11.1
Operating income	226.8	179.8
Interest expense	45.0	11.7
Interest income	(3.3)	(1.5)
Other non-operating income, net	(1.2)	(2.9)
Income before income tax expense	186.3	172.5
Income tax expense	61.8	44.3
Income from continuing operations	124.5	128.2
Loss from discontinued operations, net of income tax	—	(0.1)
Net income	124.5	128.1
Less: Income attributable to noncontrolling interests	0.9	1.2
Net income attributable to ITT Inc.	$123.6	$126.9

Amounts attributable to ITT Inc.:
Income from continuing operations	$123.6	$127.0
Loss from discontinued operations, net of tax	—	(0.1)
Net income attributable to ITT Inc.	$123.6	$126.9

Earnings per share attributable to ITT Inc.:
Basic	$1.38	$1.63
Diluted	$1.38	$1.62

Weighted average common shares – basic	89.4	78.0
Weighted average common shares – diluted	89.8	78.4

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

As of the Period Ended	October 3, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$558.1	$1,742.9
Receivables, net	1,039.6	756.1
Inventories	938.4	671.9
Other current assets	250.7	183.4
Total current assets	2,786.8	3,354.3
Non-current assets:
Plant, property and equipment, net	794.3	627.0
Goodwill	3,845.5	1,511.2
Other intangible assets, net	2,957.2	432.6
Other non-current assets	466.1	385.3
Total non-current assets	8,063.1	2,956.1
Total assets	$10,849.9	$6,310.4
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$707.3	$261.3
Accounts payable	618.2	465.0
Accrued and other current liabilities	836.8	572.0
Total current liabilities	2,162.3	1,298.3
Non-current liabilities:
Non-current portion of long-term debt	2,806.1	521.5
Deferred tax liabilities	665.0	69.1
Postretirement benefits	147.9	120.0
Other non-current liabilities	298.3	210.2
Total non-current liabilities	3,917.3	920.8
Total liabilities	6,079.6	2,219.1
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 89.2 shares and 85.9 shares, respectively	89.2	85.9
Capital in excess of par value	1,949.8	1,313.9
Retained earnings	3,168.5	2,987.1
Accumulated other comprehensive loss	(446.1)	(302.5)
Total ITT Inc. shareholders’ equity	4,761.4	4,084.4
Noncontrolling interests	8.9	6.9
Total shareholders’ equity	4,770.3	4,091.3
Total liabilities and shareholders’ equity	$10,849.9	$6,310.4

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Nine Months Ended	October 3, 2026	September 27, 2025
Operating Activities
Income from continuing operations attributable to ITT Inc.	$286.4	$356.4
Adjustments to income from continuing operations:
Depreciation and amortization	243.0	107.9
Equity-based compensation	33.4	27.4
Other non-cash charges, net	36.2	27.6
Changes in assets and liabilities:
Change in receivables	(81.1)	(68.0)
Change in inventories	(8.5)	(14.0)
Change in contract assets	(13.7)	(14.7)
Change in contract liabilities	(18.5)	43.7
Change in accounts payable	26.5	(19.3)
Change in accrued expenses	64.3	18.9
Change in income taxes	(3.3)	(9.4)
Other, net	(21.1)	(15.5)
Net Cash – Operating Activities	543.6	441.0
Investing Activities
Acquisitions, net of cash acquired	(3,569.3)	(0.2)
Capital expenditures	(84.2)	(80.9)
Proceeds from government incentives for capital expenditures	4.9	7.9
Other, net	2.1	1.3
Net Cash – Investing Activities	(3,646.5)	(71.9)
Financing Activities
Commercial paper, net borrowings	455.0	(55.1)
Long-term debt issued, net of debt issuance costs	2,868.3	749.0
Long-term debt repayments	(1,117.4)	(405.6)
Share repurchases under repurchase plan	(155.0)	(500.9)
Payments for taxes related to net share settlement of stock incentive plans	(20.6)	(13.7)
Dividends paid	(104.1)	(83.5)
Other, net	(3.1)	(6.4)
Net Cash – Financing Activities	1,923.1	(316.2)
Exchange rate effects on cash and cash equivalents	(4.0)	24.9
Net cash – operating activities of discontinued operations	(0.4)	(0.3)
Net change in cash and cash equivalents	(1,184.2)	77.5
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $0.7, respectively)	1,743.7	440.0
Cash and Cash Equivalents – End of Period (includes restricted cash of $1.4 and $1.1, respectively)	$559.5	$517.5
Supplemental Disclosures of Cash Flow and Non-Cash Information:
Cash paid for Interest	$86.9	$31.4
Cash paid for Income taxes, net of refunds received	137.6	115.9
Capital expenditures included in current liabilities	16.6	13.8
Equity value of common stock issued to acquire SPX FLOW	777.2	—

Key Performance Indicators and Non-GAAP Measures
ITT reviews a variety of key performance indicators including revenue, operating income and margin, earnings per share, order growth, and backlog. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenue and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions, and divestitures that may or may not qualify as discontinued operations. Current year activity from acquisitions is excluded for twelve months following the closing date of acquisition. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Prior year revenue and orders are adjusted to exclude activity during the comparable period for twelve months post-closing date for divestitures that do not qualify as discontinued operations. We believe that reporting organic revenue and organic orders provide useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income is defined as operating income adjusted to exclude special items that include, but are not limited to, restructuring, intangible amortization, certain asset impairment charges, certain acquisition and divestiture-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, intangible amortization, certain asset impairment charges, certain acquisition- and divestiture-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred and the tax deductibility under local tax rules. Adjusted Income from Continuing Operations per Diluted Share (Adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures net of capital-related government incentives. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Revenue to Organic Revenue
	Third Quarter 2026
	FT	MT	CCT	Elim/Other	Total
2026 Revenue	$764.3	$363.7	$313.9	$(1.3)	$1,440.6
Less: Acquisitions	357.3	—	7.7	—	365.0
Less: Foreign currency translation	0.1	1.7	(1.1)	—	0.7
2026 Organic revenue	$406.9	$362.0	$307.3	$(1.3)	$1,074.9
2025 Revenue	$383.9	$355.6	$259.2	$0.4	$999.1
Organic Revenue Growth - $	$23.0	$6.4	$48.1		$75.8
Organic Revenue Growth - %	6.0%	1.8%	18.6%		7.6%

Reported Revenue Growth - $	$380.4	$8.1	$54.7		$441.5
Reported Revenue Growth - %	99.1%	2.3%	21.1%		44.2%

Reconciliation of Orders to Organic Orders
	Third Quarter 2026
	FT	MT	CCT	Elim/Other	Total
2026 Orders	$779.4	$374.7	$409.7	$(1.2)	$1,562.6
Less: Acquisitions	362.0	—	6.4	—	368.4
Less: Foreign currency translation	—	1.7	(1.6)	—	0.1
2026 Organic orders	$417.4	$373.0	$404.9	$(1.2)	$1,194.1
2025 Orders	$375.3	$353.7	$260.8	$1.2	$991.0
Organic Orders Growth - $	$42.1	$19.3	$144.1		$203.1
Organic Orders Growth - %	11.2%	5.5%	55.3%		20.5%

Reported Orders Growth - $	$404.1	$21.0	$148.9		$571.6
Reported Orders Growth - %	107.7%	5.9%	57.1%		57.7%

Note: Immaterial differences due to rounding.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

	Reconciliations of Operating Income/Margin to Adjusted Operating Income/Margin
		Third Quarter 2026					Third Quarter 2025
		FT	MT	CCT	Corporate	ITT	FT	MT	CCT	Corporate	ITT
	Reported Operating Income	$104.7	$75.0	$64.3	$(17.2)	$226.8	$82.1	$69.8	$46.2	$(18.3)	$179.8
	Intangible amortization [a]	57.8	0.2	3.2	—	61.2	3.8	0.2	7.0	0.1	11.1
	Restructuring costs	8.5	1.4	—	0.9	10.8	0.9	1.9	1.0	—	3.8
	Acquisition-related costs	0.7	—	1.6	2.2	4.5	0.3	—	0.3	—	0.6
	Other special items	(0.1)	(0.2)	—	0.1	(0.2)	0.4	0.2	—	(0.1)	0.5
	Adjusted Operating Income	$171.6	$76.4	$69.1	$(14.0)	$303.1	$87.5	$72.1	$54.5	$(18.3)	$195.8
	Change in Operating Income	27.5%	7.4%	39.2%	(6.0)%	26.1%
	Change in Adjusted Operating Income	96.1%	6.0%	26.8%	(23.5)%	54.8%

	Reported Operating Margin	13.7%	20.6%	20.5%		15.7%	21.4%	19.6%	17.8%		18.0%
	Impact of special item adjustments	870 bps	40 bps	150 bps		530 bps	140 bps	70 bps	320 bps		160 bps
	Adjusted Operating Margin	22.4%	21.0%	22.0%		21.0%	22.8%	20.3%	21.0%		19.6%
	Change in Operating Margin	-770 bps	100 bps	270 bps		-230 bps
	Change in Adjusted Operating Margin	-40 bps	70 bps	100 bps		140 bps

	Note: Immaterial differences due to rounding.

[a]
Starting in the first quarter of 2026, we have updated our definition of adjusted operating income and margin to exclude intangible amortization expense. Accordingly, we have updated the previously reported prior year adjusted result to reflect the new definition.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions, except earnings per share; all amounts unaudited)

	Reconciliation of Reported vs. Adjusted Income from Continuing Operations and Diluted EPS
		Income from Continuing Operations			Diluted Earnings per Share
		Q3 2026	Q3 2025	% Change	Q3 2026	Q3 2025	% Change
	Reported	$123.6	$127.0	(2.7)%	$1.38	$1.62	(14.8)%
	Special Items Expense / (Income):
	Intangible amortization [a]	61.2	11.1		0.68	0.14
	Restructuring costs	10.8	3.8		0.12	0.05
	Acquisition-related costs	4.5	0.6		0.05	0.01
	Other pre-tax special items	(2.3)	0.4		(0.03)	—
	Net tax benefit of pre-tax special items	(5.8)	(3.5)		(0.07)	(0.05)
	Other tax-related special items [b]	11.3	9.1		0.13	0.12
	Adjusted	$203.3	$148.5	36.9%	$2.26	$1.89	19.6%

	Note: Amounts may not calculate due to rounding.
	Per share amounts are based on diluted weighted average common shares outstanding.

[a]	Starting in the first quarter of 2026, we have updated our definition of adjusted income from continuing operations and adjusted EPS to exclude intangible amortization expense. Accordingly, we have updated the previously reported prior year adjusted result to reflect the new definition.
[b]	Other tax-related special items for Q3 2026 include tax expense on distributions of non-U.S. income ($12.3), tax expense related to undistributed foreign earnings ($8.3), and tax benefit from acquisition-related accounting ($9.6), and other tax expense special items ($0.3). Other tax-related special items for Q3 2025 include tax expense on distributions of non-U.S. income ($5.9), tax expense on return to accrual adjustment of ($3.5), and other tax benefit special items ($0.3).

ITT Inc. Non-GAAP Reconciliation Statements
(In millions, except earnings per share; all amounts unaudited)

Reconciliation of GAAP vs Adjusted EPS Guidance - Full Year 2026

	2026 Full-Year Guidance
	Low	High
EPS from Continuing Operations - GAAP	$4.65	$4.73
Intangible amortization	2.37	2.37
Estimated acquisition-related costs	1.42	1.42
Estimated restructuring costs	0.48	0.48
Other pre-tax special items	(0.03)	(0.03)
Tax benefit on pre-tax special items	(1.02)	(1.02)
Other tax-related special items	0.67	0.67
EPS from Continuing Operations - Adjusted	$8.54	$8.62

Note: The Company has provided forward-looking non-GAAP financial measures for organic revenue growth, adjusted operating margin, and adjusted effective tax rate. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, and certain other special items that may occur in 2026 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth, adjusted operating margin, and adjusted effective tax rate to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Cash from Operating Activities to Free Cash Flow
	Three Months Ended		Nine Months Ended		FY 2026
	10/3/2026	9/27/2025	10/3/2026	9/27/2025	Low	High
Net Cash - Operating Activities	$312.5	$174.0	$543.6	$441.0	$745	$765
Less: Capital expenditures	29.0	27.7	84.2	80.9	150	150
Proceeds from government incentives	(4.9)	(7.9)	(4.9)	(7.9)	(5)	(5)
Free Cash Flow	$288.4	$154.2	$464.3	$368.0	$600	$620

Revenue	$1,440.6	$999.1	$4,125.6	$2,884.5	$5,585	$5,585	[a]

Operating Cash Flow Margin	21.7%	17.4%	13.2%	15.3%	13%	14%
Free Cash Flow Margin	20.0%	15.4%	11.3%	12.8%	11%	11%

[a] Revenue included in the full year 2026 free cash flow margin guidance represents the expected revenue growth mid-point.